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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                  FORM 8-A/A

                               (AMENDMENT NO. 1)


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE

                        SECURITIES EXCHANGE ACT OF 1934



                               EGGHEAD.COM, INC.
                     -------------------------------------
            (Exact name of Registrant as specified in its charter)

               Washington                                  91-1296187
----------------------------------------       ---------------------------------
(State of incorporation or organization)               (I.R.S. Employer
                                                      Identification No.)

        521 S.E. Chkalov Drive
        Vancouver, Washington                                98683
----------------------------------------       ---------------------------------
(Address of principal executive offices)                  (Zip Code)

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
If this form relates to the registration of                If this form relates to the registration of a
a class of securities pursuant to Section                  class of securities pursuant to Section 12(g)
12(b) of the Exchange Act and is effective                 of the Exchange Act and is effective pursuant
pursuant to General Instruction A.(c),                     to General Instruction A.(d), please check the
please check the following box. [ ]                        following box. [X]

Securities to be registered pursuant to Section 12(b) of the Act:

       Title of Each Class                     Name of Each Exchange on Which
       to be so Registered                     Each Class is to be Registered
       --------------------                -------------------------------------
                    None

Securities to be registered pursuant to Section 12(g) of the Act:

                    Common Stock, $0.01 par value per share
                    ---------------------------------------
                               (Title of Class)

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Item 1.    Description of Registrant's Securities to be Registered

     This Amendment No. 1 to the Registration Statement on Form 8-A of Egghead.com, Inc. ("Egghead.com") amends the description of Egghead.com's common stock included in the registration statement on Form 8-A originally filed with the Securities and Exchange Commission on May 13, 1988. The following summary of certain provisions of the common stock and preferred stock highlights certain provisions of the Egghead.com restated articles of incorporation, as amended (the "Restated Articles") and the Egghead.com bylaws, as amended (the "Bylaws"), and is not complete. You should read carefully the Restated Articles and Bylaws, which are included (by incorporation by reference) as exhibits to this Amendment No. 1 to the Registration Statement on Form 8-A.

     Common Stock

     Egghead.com is authorized to issue shares of common stock, $0.01 par value per share. The holders of Egghead.com common stock are entitled to one vote per share on all matters to be voted on by the shareholders. Subject to preferences of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends the Egghead.com Board of Directors declares out of funds legally available for the payment of dividends. If Egghead.com is liquidated, dissolved or wound up, the holders of common stock are entitled to share pro rata all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock of Egghead.com. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock of Egghead.com. All outstanding shares of common stock are fully paid and nonassessable.

     Preferred Stock

     The rights of holders of Egghead.com common stock may be adversely affected by the issuance of Egghead.com preferred stock. Egghead.com is authorized to issue shares of preferred stock, $0.01 par value per share. The Egghead.com Board of Directors may issue shares of preferred stock in one or more series and determine the number of shares constituting any such series and the terms and provisions of such series, including voting powers, if any, dividend rights and preferences over dividends on the Egghead.com common stock, the rate or rates at which dividends will be payable, whether and on what terms the shares constituting any series will be redeemable (including sinking fund provisions), or convertible or exchangeable into other securities of Egghead.com, and the liquidation preferences, if any, of such series, without any further vote or action by the shareholders. The voting rights, dividend rights, and other rights and preferences of a series of preferred stock of Egghead.com may be greater than the rights of the common stock of Egghead.com. Thus, any series of preferred stock may, if so determined by the Board of Directors of Egghead.com, have greater, equal or lesser voting rights than the Egghead.com common stock, be convertible into or exchangeable for the common stock or another security of Egghead.com, be redeemable, carry the right to specified dividends, which may be fixed or adjustable and which may be cumulative, and have such other relative rights, preferences and limitations as the Egghead.com Board of Directors may determine. Issuance of authorized but unissued shares of the common stock or preferred stock of Egghead.com (including upon

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conversion of any convertible preferred stock) could cause a dilution of the book value of the common stock of Egghead.com and (in the case of the common stock and preferred stock with voting rights) would dilute the voting power of Egghead.com's then-current shareholders.

     Antitakeover Effects of Certain Provisions of the Restated Articles of Incorporation and the Bylaws

     As noted above, the Board of Directors, without shareholder approval, has the authority under the Restated Articles to issue preferred stock with rights superior to the rights of the common stock. As a result, preferred stock could be issued quickly and easily. Such preferred stock could adversely affect the voting power and other rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control of Egghead.com or make removal of management more difficult. Also, the Restated Articles and Bylaws provide for the division of the Board of Directors into three classes, as nearly as equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by the shareholders of Egghead.com. Because this system of electing directors generally makes it more difficult for shareholders to replace a majority of the Board of Directors, it may tend to discourage a third party from making a tender offer or otherwise attempting to gain control of Egghead.com and may make removal of members of the Board of Directors more difficult.

Item 2.    Exhibits

     The following exhibits are filed as a part of this Registration Statement:
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Exhibit No.                                               Description
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
       1                Restated Articles of Incorporation of the Registrant, as amended.
                        (Incorporated by reference to Exhibit 3.1 to the registrant's Report on Form
                        10-K (SEC File No. 000-16930))

       2                Articles of Amendment to Articles of Incorporation of Egghead, Inc. Changing
                        its Name to Egghead.com, Inc. (Incorporated by reference to Exhibit 3.3 to the registrant's Report on Form 10-K (SEC File No. 000-16930))

       3                Bylaws of the Registrant, as amended.  (Incorporated by reference to Exhibit
                        3.2 to the registrant's Report on Form 10-K (SEC File No. 000-16930))
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                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Vancouver, State of Washington, on March 10, 1999.

                                         EGGHEAD.COM, INC.

                                         By   /s/ GEORGE P. ORBAN
                                            ---------------------

                                         George P. Orban
                                         Chairman of the Board and
                                         Chief Executive Officer

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                                 EXHIBIT INDEX
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Exhibit No.                                               Description
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
       1                 Restated Articles of Incorporation of the Registrant, as amended.
                         (Incorporated by reference to Exhibit 3.1 to the registrant's Report on Form
                         10-K (SEC File No. 000-16930))

       2                 Articles of Amendment to Articles of Incorporation of Egghead, Inc. Changing
                         its Name to Egghead.com, Inc. (Incorporated by reference to Exhibit 3.3 to the registrant's Report on Form 10-K (SEC File No. 000-16930))

       3                 Bylaws of the Registrant, as amended.  (Incorporated by reference to Exhibit
                         3.2 to the registrant's Report on Form 10-K (SEC File No. 000-16930))
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